AGREEMENT

Date:    08-Nov-00

PROPOSAL SUBMITTED TO:                         WORK TO BE PERFORMED AT:

NAME Mr. Bill Campbell
COMPANY  GISH BIOMEDICAL                   COMPANY GISH BIOMEDICAL
STREET   2681 Kelvin Avenue                STREET  22942 Arroyo Vista
City/State/Zip  "Irvine, CA 92614-5821     City/State Rancho Santa Magarita, CA
TELEPHONE (949) 553-7350                   DATE OF PLANS 11/2/00
                                           ESTIMATE #(E6452) DATED "Nov.03,2000"

We hereby propose to furnish
the materials and perform the labor necessary for the completion of:

"Design, engineer, coordinate and construct improvements to new facility at 22942 Arroyo Vista, Rancho Santa Margarita, California to include, in general the following, as shown on drawing dated Nov. 01, 2000 version #6.

Build facility to include all areas shown on print and as substantially described on write up dated (Nov. 03, 2000). Work is to be done in two phases; Phase I to be all interior office work excluding clean room. Phase II is to be all clean room area(s). Total job is to be completed at a budgetary cost of $1,500,000.00 as drawn and will be built to standard industry specs."

"All material is guaranteed to be as specified, and the above work to be performed in accordance with the drawings submitted for the above work and completed in a substantial workmanlike manner for the sum of:"

With payments to be made as follows:

         Phase I  "$200,000.00 "                 At contract signing

                  "$200,000.00 "                 Upon completion of phase I work

         Phase II "$330,000.00 "                 Upon approved plans

                  "$330,000.00 "                 Upon 50% completion of clean
                                                 room

                  "$330,000.00 "                 Upon completion and/or
                                               customer occupancy of clean room

                  "$110,000.00 "                 Balance due within 30 days
                                                 of occupancy

"Any alteration or deviation from the above involving extra cost, will be executed only upon customer authorization, and will become an extra charge over and above the price quoted. All agreements are contingent to strikes, accidents or delays beyond IBC control. Owner to carry fire, tornado and other necessary insurance upon above work. Workers' compensation and public liability insurance to be held by Image Builders. Sellers acceptance of this agreement is expressly conditioned on the buyers assent to the terms and conditions as stated in Image Builder's Standard Construction Specifications, General Conditions and General Pricing Schedule which shall become part and parcel of this agreement as if written herein. Any controversy or claim arising out of or related to this contract, or the breach thereof, shall be settled by arbitration in accordance with the construction industry arbitration rules of the American Arbitration Association, and judgement upon award rendered by the arbitration(s) maybe entered in any court having jurisdiction thereof. "

                                            Respectfully submitted

                                            /s/ Richard Fasanella

                                            -------------------------------
                                            President

                                            -------------------------------
                                            Title

"The undersigned acknowledges they have read Image Builders General Conditions, Construction Specifications & General Pricing Schedule (Form No.'s CS397, GC1000 & GPS400) and accepted them as part and parcel of this agreement as if written herein. "

ALL PAYMENTS ARE DUE WITHIN 10 DAYS OF RECEIPT OF BILLINGS.


Note: This proposal may be withdrawn if not accepted within 30 days.

ACCEPTANCE OF PROPOSAL/CONTRACT

"The above described work, prices, specifications and conditions are accepted as written herein or attached. Payment will be made as outlined above."

Signature  /s/ Kelly D. Scott

           -------------------------------
Title  President                            Date  November 3, 2000

MANAGEMENT  ACCEPTANCE:
This agreement constitutes a proposal only until signed below into acceptance by an authorized Image Builder management personnel.

Signature /s/ Richard Fasanella, President           Date  November 3, 2000
          ---------------------------------

"November 3, 2000"




PROPOSAL/DESCRIPTION OF WORK

Mr. Bill Campbell

GISH BIOMEDICAL
2681 Kelvin Avenue
"Irvine, CA 92614-5821"
(949) 553-7350

THIS PROPOSAL; No.                  (E6452)

RE:  BUILDING IMPROVEMENTS/COMPANY MOVE REVISION OF (E6399)

Dear Mr. Campbell:

"Designer / Builder agrees to provide labor, materials and construction in accordance with plans, specifications, and documentation as may be added and initialed by parties and attached hereto to complete the following work scope."

BASE PROJECT - BUILDING IMPROVEMENTS/COMPANY MOVE

Scope:
"Design, engineer, coordinate and construct improvements to new facility at 22942 Arroyo Vista, Rancho Santa Margarita, California to include, in general the following, Building Improvements: Construct within existing office area two
(2) each new private offices, one (1) each conference room, and one (1) each lunch room. Construct one (1) each class 10,000 clean room of approximately 8,125 square feet with associated staging room. Convert existing rooms into gowning and locker rooms. Convert existing lunch room to new Engineering Lab. Build new Quality Control Lab, wash room, degreaser room, Decontamination room, Hazardous Waste Storage room, and electronics room. Construct new fenced areas for QC Hold and maintenance shop. Provide utilities for equipment installation. Pallet Racking: Relocate existing pallet racking within new building."

"Company Move: Disconnect and relocate existing machinery from clean rooms, equipment room, wash room and labs. (Note: Bid does not include disconnection, re-connection, programming or re-start of telephone or computer systems or data/telephone cabling)"

GISH BIOMEDICAL                                             "November 3, 2000"
RE:      BUILDING IMPROVEMENTS/COMPANY MOVE REVISION OF (E6399)
(E6452)

DESIGN AND ENGINEERING:

"Upon  approval  of  conceptual   drawings,   a  set  of  working  drawings  and
specifications will be developed to obtain a city building permit to include: as required."

Working Drawings

         Prepare a set of working drawings including as applicable:

           Site Plan
           Dimensioned floor plans
           Furniture system plan
           Equipment Plans
           Pallet Rack and Shelving Plan
           Dimensioned sections
           Reflected ceiling plan
           Finish and door schedule
           "Details of wall, ceiling and floor systems, window and door details"

           Electrical plan
           Lighting plan
           Plumbing plan
           Mechanical plan
           Structural plan
           Structural details
           Shop Drawings
           "Telephone and computer plan (locations only, wiring and equipment by others)"












Specifications

         Provide as part of drawings or separate as necessary a written specifications for project to include:

           General notes and conditions
           Construction type and materials
           Exterior / Interior finishes
           Doors and windows

           Electrical

           HVAC

           Plumbing

Engineering

         Provide engineering as necessary to include:

           Structural calculation and details
           HVAC design
           Electrical
           Plumbing design
           Energy calculations

CONSTRUCTION

Demolition

         Remove existing walls at offices and corridor areas

         (Approximately    10       lineal feet)
         "Remove existing floor coverings at new lunch room, gowning and locker room areas."

         (Approximately    "1,788"  square feet)
         "Saw-cut,break and remove existing concrete tilt-up wall for new access door to fire riser/electrical room and new warehouse exit door."

         Two (    2        ) each
         "Saw-cut, break and remove existing concrete slab for new plumbing connection."

         (Approximately    100      lineal feet)

Excavation

         Excavate for new plumbing trenches.
         (Approximately    100      lineal feet)
         Back-fill and compact soil in new plumbing trenches.
         (Approximately    100      lineal feet)

Fencing

         Provide and install new 8' high chain-link fencing at perimeter of new QC Hold and maintenance shop areas.

         (Approximately    111      lineal feet)
         Fabricate and install new 8' wide double swing gates.
         Three (  3        ) each
Concrete (Interior)

         Drill existing slab edge and provide and install new rebar dowels to prevent shifting or settling of new slab.

         (Approximately    200      lineal feet)

         "Provide rebar, form and pour concrete curb with waterstop at new Hazardous Material Waste Storage Room."

         (Approximately    52       lineal feet)
         Pour-back concrete slab at plumbing trench(es) with thickness and finish to match existing as closely as possible.

         (Approximately    100      square feet)




Framing

         "Build new 10' high wall(s) to create new offices, clean room and lab area."

         (Approximately 853 lineal feet) Build new 12' high wall(s) to create new washer room.

         (Approximately    102      lineal feet)
         Build new wall(s) on top of existing floor coverings and to the underside of existing suspended ceiling to create new offices and conference room areas.

         (Approximately    73       lineal feet)
         "Build new fire walls to create new offices, lunch room, degreaser room and corridors."

         (Approximately 198 lineal feet) Build new ceiling system at fire corridors.

         (Approximately    385      lineal feet)
         Frame single door / passage opening(s) into new and existing wall(s).

         Twenty-one (      21       ) each
         Frame new double door opening(s) into new/existing wall(s).

         Five (   5        ) each
         Frame new HVAC platforms and supports for HVAC units and booster fans.

         Twelve ( 12       ) each

Cabinets

         Provide and install new plastic laminate finished cabinets at new lunch room.

         (Approximately    20       lineal feet)

Insulation

         Provide and install new R-19 fiberglass insulation above new ceiling area(s).

         (Approximately    "11,607" square feet)
         Provide and install new R-11 fiberglass insulation in new wall cavities between conditioned and un-conditioned spaces.

         (Approximately    "5,380"  square feet)

Doors

         "Provide and install new 3' x 7' solid-core door(s) in ""Timely"" frame(s) with lockset(s), and door stop(s)."

         Fifteen (         15       ) each
         "Provide and install new 3' x 7' solid-core door(s) in ""Timely"" frame(s) with panic bar(s), and door stop(s)."

         Two (    2        ) each
         Provide and install new 6' x 7' solid-core double door(s) and frame(s) with lockset(s) and door stop(s).

         Three (  3        ) each
         "Provide and install new 3' x 7' solid-core fire-rated door(s) in ""Timely"" frame(s) with lockset(s), closer(s), smoke-seals, threshold(s) and door stop(s)."

         Five (   5        ) each
         "Provide and install new 3' x 7' solid-core fire-rated door(s) in ""Timely"" frame(s) with panic bars, closer(s), smoke-seals, threshold(s) and door stop(s)."

         Two (    2        ) each
         "Provide and install new 8' x 8' solid-core double door(s) in hollow metal frame(s) with lockset,astragals, weather-seals, threshold and door stops."

         One (    1        ) each
         "Provide and install new 6' x 7' solid-core fire-rated double door(s) in ""Timely"" frame(s) with panic bars, closers, astragals, smoke-seals, threshold and door stops."

         One (    1        ) each
         "Provide and install new 3' x 7' hollow-metal door and frame(s) with panic bar with outside lever, weather-stripping, threshold and door stop(s) at new warehouse exit."

         One (    1        ) each
         "Provide and install new 3' x 7' hollow-metal door and frame(s) with lockset(s), weather-stripping, threshold, knox box and door stop(s) at new fire riser/electrical room."

         One (    1        ) each



Drywall

         "Hang, tape and texture new 5/8"" thick type ""X"" drywall with texture to match existing as closely as possible."

         (Approximately    "26,850" square feet)

Ceilings

     Provide and install new 2' x 4' suspended ceiling with lay-in tile with seismic wires and compression struts to meet current earthquake requirements.

         (Approximately    3089     square feet)
         (Approximately    400      square feet)
         "Provide and install new 2' x 4' clean room quality suspended ceiling with vinyl-faced tile, aluminum grid, seismic wires and compression struts to meet current earthquake requirements."

         (Approximately    9524     square feet)

Paint

         "Prepare and paint all new plus repaired and existing walls and ceilings, as necessary or directed, with two-coats of latex-based paint over one coat primer."

         (Approximately    "42,680" square feet)
         "Prepare and paint new clean room, gowning room and clean staging room walls with two coats of epoxy paint over one coat primer."

         (Approximately    "5,200"  square feet)
         Prepare and paint new door(s) with two coats of oil-based paint over one coat primer.

         Thirty-six (      36       ) each

Floor Coverings

         Provide and install new 28oz. commercial-grade glued-down carpet at new offices.
         (Approximately    52       square yards)
         Note: Bid as quoted includes an allowance for carpet materials to be selected from IBC's stock commercial grade carpet samples.

         "Provide and install new 12"" x 12"" commercial grade high traffic rated V.C.T. flooring at new lunch room, receiving office, degreaser room, QC room and electronics room."

         (Approximately    3625     square feet)
         "Provide and install new 4"" high cove base at wall(s) to match existing color and type as closely as possible."

         (Approximately    "2,785"  lineal feet)
         "Provide and install new ""Medintech"" seamless sheet vinyl flooring with heat welded seams and 4"" high self-coved base at clean room and gowning room."

         (Approximately    "1,054"  square yards floor covering)
         (Approximately    575      lineal feet coved base)

Restroom Accessories

         Provide and install new stainless steel restroom accessories at gowning room including:

         Four (   4        ) each electric hand dryers
         Four (   4        ) each foot-pedal operated soap dispensers

Pallet Racking

         "Relocate existing pallet racks into new facility including new 1/2"" diameter wedge anchors ."
         (Approximately    144      each uprights)
         (Approximately    270      pairs load beams)
         "Provide and install new 5"" x 7"" seismic plates as required onto bottoms of relocated pallet rack uprights, (as required)."

         (Approximately    288      each legs)
Note: Bid as quoted does not allow for high-piled storage and assumes the pallet racks currently on site are to be relocated to new configuration within the new facility with the existing in-rack sprinklers removed.

Equipment Moving

         "Disconnect, skid-mount, pack, load and transport existing clean room, wash area, lab and warehouse equipment from current building to new building on Arroyo Vista including, but not limited"

                           ovens centrifuges wrapping machines heat sealers tube cutter wash system Urethane system Dionized Water System test chambers carts racks work tables

Plumbing

         Provide and install new rough and finish plumbing at new restrooms and gowning room including:

         One (    1        ) each  double-compartment   kitchenette   sink  with
faucet and garbage disposal

         Eight (  8        )  each  relocated  hand-wash  sinks  with foot pedal
operated faucet(s)
         Two (    2        ) each lab sink with faucet

         One (    1        ) each new compressed air piping system

         One (    1        ) each new vacuum piping system
         Provide and install new water piping for relocated Dionized system to wash system and clean room equipment.

         One (    1        ) each lump sum
         "Disconnect, transport and re-install existing Dionized system."

         One (    1        ) each
         Provide and install new 30 gallon electric water heater(s).

         One ( 1 ) each

Note: Bid as quoted assumes existing water supply and drain piping is available and of proper size within 10' of new location unless otherwise stated. Bid assumes there is sufficient depth to provide proper fall for drainage piping. Any upgrades to water supply or drainage piping required due to insufficient capacity or damage to existing piping will incur additional costs to be performed on a time and materials basis.

HVAC

     "Upon engineering and at design provide and install new HVAC unit(s) with ductwork, filters, components and booster fans at new class 10,000 clean room including: (but not limited to - units described are approximate)"

         Four (   4        ) each 7 ton HVAC units
         Four (   4        ") each 15,000 cfm booster fans"

         One Hundred Four  104      ) each HEPA filters
         Twelve ( 12       ) each new low-wall return register(s)

         Four (   4        ) each new thermostat(s)
         Two (    2        ) each new Magnahelic
         Relocate existing or add new HVAC equipment and ductwork to service new office areas.

         Four (   4        ) each 5 ton HVAC units
         Twenty-five (     25       ) each supply registers
         Eighteen (        18       ) each new return register(s)
         Four (   4        ) each new thermostat(s)

Fire Sprinklers/Fire Protection

     Provide and install new fire sprinkler head(s) with related piping as necessary to proper coverage for new room layout.

         Seventy (         70       ) each

"Note: Bid as quoted assumes sufficient water flow and fire sprinkler pipe sizes for main and branch piping are available within 20' of new fire sprinkler head locations. If water flow or piping sizes are found to be insufficient, then upgrades to the existing systems will incur additional costs, upgrades will be performed on a time and materials basis. Final design and pricing pending flow analysis and acceptance by the City Fire Marshall."

Electrical

         Provide new rough and finish electrical to area including:

         Forty (  40      ) each 2' x 4' drop-in fluorescent lighting fixture(s)

         One  hundred  nineteen  (     119     ) each 2' x 4' drop-in clean room
quality fluorescent lighting fixture(s)

         Three (  3        )  each 1' x 4' surface-mounted  fluorescent lighting
fixtures with wrap-around diffuser

         Seven (  7        ) each exit signs
         Forty-two (       42       ) each switch(es) for lighting control

         Sixty-nine (      69       ) each 110 volt duplex outlet(s)

         One (    1        ) each circuits to water heaters
         Twelve ( 12       ) each 480 volt circuits to HVAC equipment

         One (    1        ) each lump sum machinery connections/circuits
         Twenty-five (   25   ) each new telephone/ data outlet(s) location only

                           Telephone/data wiring to be performed by others




"Bid as quoted assumes existing 1600 amp service section is in good condition, properly wired and sufficiently sized for Gish Biomedical's load requirements. If farther or insufficient then additional will become an extra to be performed on a time and materials basis."

"Bid as quoted is subject to terms and conditions as expressed in Image Builder's Consortium's Standard Construction Specifications and General

Conditions (Form No.'s CS397, GC1000 and GPS400)."

"Our pricing always includes full management support, most architectural, space planning, C.A.D., and minor engineering as required to complete your project in a uniform and seamless manner to insure you receive the highest quality of service, in the least amount of time at the lowest reasonable pricing."

"Preliminary evaluation  of available job criteria has produced a budgetary cost
estimate of approximately:             ONE MILLION FIVE HUNDRED THOUSAND DOLLARS
($1,500,000.00)"

"All call-outs, to include but not limited to, HVAC, electrical lighting and plumbing are to be considered approximate until completion of the design-engineering process. At which time repricing to coincide with actual unit count may be required reflecting an increase or decrease in cost, as applicable."

Approximate square footage overall work scope:

         "          Lunch room, locker room and office "

         "          construction 1,900 square feet "

                   Clean Room Areas including:

         "          New Clean Room 8,125 square feet"

                   Gowning Room 400 square feet

                   New Staging 800 square feet

         New Production/Lab Areas including:

                   New Maintenance Shop 972 square feet (fenced)

         "          New Haz-mat waste and decontamination
          rooms 150 square feet"


                   New Plant offices 1060 square feet

                   New Degreaser room 450 square feet

                   New Electronics room 360 square feet

         New Wash Room/Lab Areas including:

                   New Laboratory 700 square feet

                   New Wash System Room 575 square feet

         Pallet racking approximately 135 each

         Equipment Move

Specific decisions as to final engineering specifications design criteria and material selections will be need to be mutually approved prior to the establishment of a firm fixed price. Image Builders may provide such design and engineering FREE of charge. See enclosed FREE DESIGN AGREEMENT. (Required outside engineering or consultants */ not applicable)

"The approximate cost quoted represents a realistic budgetary number. Although it is possible that the actual project budget may produce a significantly different number than the budgetary number, past performance has traditionally shown little variation between numbers (between proposed initial assessment and final working budget) pending customer choices, hidden engineering discoveries, unusual government requirements, or fees. In the event of such variation, significant savings are often experienced through value engineering. IBC pricing includes contingency allocation to prevent or diminish anticipated government intervention, or owner forced changes."

"This project may move forward on the revolutionary Fastrack system unique to IBC, made available by IBC' in-house capabilities of integrated architecture, industrial engineering and construction. Upon customer approval of block plan and required specifications and/or parameters, the project construction may begin while the drawings and engineering are in development and during the plan review process. This unique Fastrack performance system is provided as a result of the IBC TOTAL FACILITIES SERVICE AND OUTSOURCE performance standard at no additional or premium charge."

Nov. 02, 2000

Mr. Bill Campbell

GISH BIOMEDICAL
2681 Kelvin Avenue
Irvine, CA 92614-5821
(949) 553-7350

ADDENDUM TO PROJECT DESCRIPTION.  PROPOSAL: No. (E6452) DATED: NOV. 03, 2000

I        Scope

         The written description, although revised per the latest drawing dated Nov. 01, 2000 version # 6 is to be subordinate to the architectural floor plans signed with this agreement which will take precedence as to the size and scope of project. All construction will be of workmanship quality, and unit call-outs will be appropriate for usage as designed by customer for this plan set & date excluding changes in scope incurred as change order items.

II       Project will be worked in 2 phases
         ----------------------------------

         Phase 1 is to be all non-cleanroom work, as possible & prudent, to include, but not limited to, receiving office, QC inspection, hazardous waste, electrical room, quality control lab, decontamination room, and degreasing & freon dipping plus all modifications, as possible, within the existing bottom floor space as now built.

         Fencing areas will be erected with phase 1 construction.

         Racking (existing) and sprinkler piping will be relocated at phase 1.

III      No work is to be done to the existing upstairs

IV Moving of production equipment only (No personnel or computer or electronics)

V Any reusable components found applicable from existing site however not at the expense of serviceability or at risk of premature failure, is to be used at contractor discretion.

VI The following approximate times are applicable as a best case scenario for this project.

                  10 - 12 weeks             Construction (best case)

                  1 week                    Equipment relocation and hook-up

                  3 - 4 weeks               Plans and Engineering

                  4 - 6 weeks               Time in City

                  2 weeks                   Contingency

                  6 weeks                   Approximate after permit

Scheduling on all short duration fast track progress is subject to considerable third party impact that may affect time line considerably. Although estimated time(s) will not be cumulative, the worst case should be planned for.

Image Builders will work several tasks simultaneously, as prudent and possible, to accomplish the greatest degree of completion in the least amount of overall time. Third party considerations, although influenced by Image Builders, are ultimately out of its control and may influence schedule. Image Builders will document your project fully. You will receive via fax, or e-mail, (as desired) a comprehensive description of events virtually on a daily basis to assist in your on-going assessment of project impact.

No time will be wasted. No staff is more prepared, dedicated, nor willing to work the time needed to insure your project is completed in the minimum time possible.

VII      Attorneys Fees

         --------------

In the event litigation is required to enforce any terms of this agreement or action arising from this agreement the prevailing party will be entitled to collect all attorneys fees and costs incurred in the course of pursuing such action.

General Conditions  (GC-1000)

     Image Builders' General Conditions and Construction Specifications will become part and parcel of any agreement or contract arising from any proposal or portion thereof submitted by Image Builders Consortium Inc. or Image Builders Inc. in their entirely as if written within that agreement.


GENERAL CONDITIONS:

     "Designer/Builder" as used in these documents refers to: Image Builders Consortium, Inc. (714) 998-8811, or Image Builders Inc.

     All work shall be performed in accordance with the 1995 edition of the Uniform Building Code; and all applicable city and county codes, regulations, and ordinances having jurisdiction.

     All work noted N.I.C or "not in contract" is to be performed by a contractor, or person other than Image Builders, and is not to be part of the construction agreement. Image Builders shall coordinate with "other" contractors as required, per requirements established by owner, tenant, or both.

     Any and all work done as specified and completed at the request of the customer, not originally designed by Image Builders, found substandard or not to meet code, shall be the sole responsibility of the customer. Image Builders will exercise extraordinary care to protect and maintain the integrity of an existing/operating facility, however no responsibility is assumed for operational interference, shut down, or contamination. Any and all costs to product, time, or process shall remain the sole responsibility of the owner/client.

     All bidding and billing documentation, including time and material breakdowns presented previous to, or during, job performance may not represent actual cost to contractor. Actual expenditures may vary either upward or downward in conformance with estimate(s) presented to ensure project meets the budgetary expectations. Any costs in excess of "agreed to" pricing incurred by Image Builders and warranted for reimbursement, or as an addition to the stipulated sum, shall be subject to the margin(s) for overhead and profit as shown in, and submitted within, the budget breakdown provided. In the event such budget is not available work will be performed on time and materials basis (T&M). All T&M work shall be billed at the rates shown on the current IBC General Pricing Schedule unless otherwise stated in advance, in writing.

     Any drawing, illustration, or design created by Image Builders' graphics or architectural department (or any Image Builders' personnel), or provided to Image Builders from any outside source, is an approximate graphics representation only; and not presented as an accurate or specific rendering. Actual design may vary. All call-outs, to include but not limited to, HVAC, electrical, lighting and plumbing are to be considered approximate until completion of the design-engineering process. At which time repricing to coincide with actual unit count may be required reflecting an increase or decrease in cost, as applicable.

     All work shall be done in compliance with Image Builders' ethics code, Image Builders' general conditions and construction specifications which shall become part and parcel of any proposal and any agreement arising from the proposal as if written here within. Specifications meet or exceed all known Federal, State, City, trade group, or association requirements.

     Dig Alert: "As applicable" minor repairs to landscape sprinkler system are included in bid as quoted. Any repairs to underground utilities and services which cannot be located by Underground Service Alert, and are not located by customer prior to excavation, are not included; and will be performed on a "time-and-materials" basis, if necessary. Image Builders shall install all manufactured items, materials, and equipment in strict accordance with the manufacturer's specifications.

     Unless otherwise stated, all equipment, materials and components are to be of the standard type, number and style for normal construction; of standard grade and quality, and the most available and readily used in the area for the intended scope. All "call-outs" to include quantity, type, style, finish, brand or nomenclature are assumed preliminary for estimating purposes only, and may be subject to change at final design. All special requirements, devices, requests or deviations from standard items must be specifically stated. Image Builders reserves the right to substitute, specify, or modify as described, all equipment and materials; unless otherwise specifically stated.

     Sizes, lengths, quantities and capacities are to be considered "as required" to construct any space as represented to meet all codes and within and to normal standards for the stated usage. In the event of discrepancy as to size upon field verification, coverage is included as required at no additional charge unless such discrepancy is significant in size or quantity as created from document provided to IBC.

     All utility and fire sprinkler amounts are based on preliminary evaluation of available project criteria, and are budgetary, pending final design review and acceptance by customer, city planning and city building departments. Additional utility or service upgrades are not included, and will incur additional costs, if required.

     Not included unless specified; final connections of utilities to equipment; structural improvements to existing building for additional loads imposed by any utility piping; city permit or plan checks fees; or any and all government-imposed costs; including, but not limited to school fees, special assessments, A.D.A. compliance requirements, outside engineering or consulting as required, premiums for bid and/or performance bonds.

     Exclusions: Temporary power and lighting for work locations; removal, installation, or modification of existing security; fire/life safety, data, communication, paging or music systems; x-ray of slabs for core-drilling, wedge anchors or saw-cutting,

     Computer(s) and telephone(s), if included, is to be "location only" preparation for wiring by others. If included by Image Builders, such wiring must be fully specified as to manufacturer, location and type. Special requirements unique to individual manufacturer(s) is not included.

     Any structural work associated with equipment moving or installation including, but not limited to: concrete work, structural steel, wood framing or reinforcement to the interior or exterior of the building or any component thereof as necessary for machinery installation or access is not included unless specifically stated and described within proposal. Image Builders disclaims all liability for equipment movement other than the exercising of proper methods and workmanship. In the event specific, critical or specialized machinery requires additional work to return to working condition such work shall become an extra and will be billed on a time and materials basis. Existing conditions:
Assumption is made that structural integrity of the building is sufficient for the types of modification to be implemented and that all required services to include, but not limited to electrical, HVAC, plumbing are of sufficient size and capacity for the intended modification. Bid as quoted assumes all utilities to be properly and sufficiently sized and in proper operating condition at the time of quotation, unless specifically stated within the proposal; including, but not limited to: HVAC equipment, duct work and thermostats, electrical wiring, conduits, breakers and disconnect switches, plumbing shut-off valves, and supply and drainage piping. Any repairs or enlargement to existing utilities is not included, and will incur additional costs over and above quoted price.

     Unseen conditions: Bid as quoted is based on visual assessment of existing conditions. Any hidden conditions within wall, ceiling or floor cavities, underground (structures or utilities) sub-standard existing construction and required upgrades or repairs necessary to bring any of the above into compliance with current codes or safety requirements are not included and may incur additional charges to the above quoted price. Specific item locations, as drawn or described, may change at the discretion of the job foreman or trade technician, on any item not directly affecting design or function, as dictated by the conditions discovered at the job site. If such change affects obvious design concerns, client approval will be obtained prior to any such change.

     Underground: Bid as quoted assumes existing soil conditions to be stable and free from contaminants, utilities, structures, organic material, oversaturation or underground water flow. Any removal, recompaction, import or export of soil and/or debris as necessary to bring site into a stable and buildable condition is not included and may incur addition charges to the above quoted price.

     Estimates based upon visual overview and evaluation and/or Image Builders Architectural Department conceptual design may require estimate or site verification visit, customer approval or selection of specific items; as well as acceptance of critical design criteria, which can affect project scope. Any deviations or changes from work scope as stated in the proposal may change the quoted price.

     Bid as quoted assumes project location to be free from any and all hazardous materials to include, but not limited to, asbestos, carcinogens, bio-hazard or petro-chemical contaminants. Bid does not include remediation or removal of any hazardous materials discovered during course of project.

     Insurance: A standard form proof of insurance certificate standard to the industry, and widely and commonly acceptable to all government and most corporations, businesses and organizations is available, free of charge, and will be forwarded automatically to every new customer.

     If the customer requires the Primary Insurance Clause and/or Waiver of Subjugation Provision added to the endorsement, there will be an additional charge assessed to the contract price.

     Inspections: On all work whereby a full time presence is not required all effort will be made to meet inspection personally. Upon smaller job scope or conflicting schedule the client will be required to have a person (working at site) to meet inspector with all information to be provided by IBC personnel.

Construction Specifications  (CS-397)

     Image Builders' General Conditions and Construction Specifications will become part and parcel of any agreement or contract arising from any proposal or portion thereof submitted by Image Builders Consortium Inc. or Image Builders Inc. in their entirely as if written within that agreement.

SITE PREPARATION & GENERAL CONDITION

     When applicable, temporary barricades or perimeter warning devices shall be maintained during operations which impact customers' normal work patterns. For operations of longer duration, or requiring greater personnel protection, panelized barricades walls will be maintained in place. Where project scope involves removal of asphalt or concrete, existing asphalt or concrete surfaces shall be saw-cut prior to removal, to provide a clean transition between new and old work. For all interior operations creating dust or dirt, temporary plastic curtains will be erected to prevent contamination of non-construction areas.

EXCAVATION

     Excavations shall be as shown on plans. Bottoms of excavations shall be to firm natural or compacted soil. All loose dirt shall be removed from bottom of trenches prior to placing of concrete. All back-filling operations will be compacted to an approximate 90% compaction ratio. Equipment ingress and egress if applicable will be kept to a minimum. Contractor will remove any debris or soil material free of charge. Any and all damage caused shall not be deemed the fault of Contractor. However,when applicable, if repair and replacement should be required, it shall become an additional charge as described elsewhere in the agreement.

CONCRETE

     All concrete used shall be minimum 2000 P.S.I. in rating unless otherwise specified, and shall conform to the Code Commentary ACI318R as published by the American Concrete Institute. All exposed slab work shall be finished to match surface finish and texture of surrounding areas as closely as possible. Where new concrete work is to connect to existing cured concrete, new rebar dowels shall be placed to prevent shifting of joints.

FRAMING

     All structural framing shall conform to Section 2517 of the Uniform Building Code for spans, rating, hardware requirements, spacing and sizing to insure the required structural integrity. All lumber used for structural purposes shall be Douglas Fir or equivalent, with minimum grading of stud or better for all standard studs, #2 and better for all horizontal members and #1 and better for all beams.Standard studs and tracks used for steel framed improvements shall be 3-5/8" wide #25 gauge galvanized steel unless otherwise noted.

PLUMBING

     All plumbing shall be installed to meet the National Plumbing Association Code in conformance with all local and national requirements. Unless otherwise noted, water supply piping will be copper and waste; drain and vent piping will be cast-iron. When a tie-in to a sewer line is included, the standard distance is five feet unless otherwise specified; any distance over that will be charged at the industry rate and become an addition to the original contract. Sewer user fees and assessments to any and all governing agencies levied on the project shall become an addition to the original contract.

PLUMBING FIXTURES

     Unless specified, all plumbing features will be basic white builder model style standard to new construction and of the builders choosing. Faucets and all hardware will be chrome in finish, standard building models of a type and style of Contractor's choosing. Unless otherwise noted, toilets will be tank-type, with choice of closed or open front and with or without cover. Where applicable, toilets and lavatory sinks will be provided to meet A.D.A requirements.

ELECTRICAL

     All electrical installed shall be of the three-wire grounding type, and meet the National Electrical Code requirements for amps and load-carrying capacity. Outside receptacles will be ground fault and have a weatherproof cover. Service wires of size #6 or above which are secured via a lug type device may be aluminum. All smaller sizes shall be copper (e.g. wiring to lights and receptacles).

LIGHTING FIXTURES

     When lighting fixtures are provided by Contractor they shall be of standard builder quality for new construction or better. Contractor shall install Owner's fixtures, if provided on job site a minimum of 24 hours previous to scheduled installation time.

HVAC

     Where included, HVAC shall conform to the Uniform Mechanical Code. Standard HVAC new or relocated work shall be installed using flexible plastic duct where allowed by code requirements. Plenums and HVAC drops from roof-top equipment shall be fabricated of galvanized sheet metal. Standard registers shall be of the perforated-face type for suspended ceiling applications, and louver-faced for drywall wall or ceiling installations.

STUCCO

     Stucco is to be three-layer type applied over wire lath securely fastened to wall framing members. When applicable, the finish coat shall contain colored pigmentation matching the existing color as closely as possible.

FIRE SPRINKLERS

     Where applicable, fire sprinklers shall be installed or relocated as necessary, to provide proper coverage for planned occupancy use. Unless otherwise noted, fire sprinkler heads shall be installed at 12'0" on center and max 6'0" from walls with a minimum of one per enclosed area. Occu-pancies shall be assumed to be of the ordinary hazard level unless noted otherwise.

INSULATION OR AS PER PLAN

     Insulation shall be fiberglass or type 2 foil as applicable to installation, and shall be installed full width and length of wall and ceiling cavities adjacent to unconditioned areas. All wall bottom plates will be caulked on conditioned side of wall prior to installation of gypsum wallboard.

DRYWALL

     Standard drywall (unless otherwise noted) is to be 5/8" thick, type "X". Drywall sheets shall be installed vertically. Joints will be taped, sanded and texture applied to match existing texture as closely as possible. Unless otherwise noted, standard texture is a medium "orange-peel". Fasteners shall be installed at 8" on center at perimeter and 12" on center in the field.

ROOFING

     All roofing shall be as designated on the plans and specifications, or a standard three-ply "hot-mopped" asphalt system; or it shall be of a type and style now on the existing structure designed to match as closely as possible. All roofing shall be installed to meet manufacturer's specifications, and subsequent manufacturer's product warranty shall be forwarded to the customer.

DOORS

     Standard doors shall be 3' wide x 7' high 1-3/4" thick solid core in "Timely" (or equivalent) pre-finished metal frames with three hinges, lockset, and doorstop for each door opening. Three varieties are standard at no additional cost: smooth paint grade hardboard, Luan mahogany, and "Legacy" pre-finished oak or walnut. Unless otherwise specified all new doors and frames shall be installed to match existing.

GLAZING

     When included, glazing shall be provided per one or more of the following specifications as applicable. Interior windows in standard wall construction shall be of 1/4" thick clear plate glass in "Timely" (or equivalent) pre-finished metal frames. Windows installed in doors shall be 1/4" thick wire glass in "Vision-Lite" pre-finished metal frames.

SUSPENDED CEILING OR AS PER PLAN

     Standard suspended T-bar style ceiling shall consist of white painted steel 2'x4' grid components with random-fissured tiles. Clean Room tiles shall be smooth vinyl or metallic surface. Standard color is white, with other colors available subject to pricing and availability. Suspended ceilings shall be installed with seismic wires and compression struts in accordance with the most current earthquake codes.

SITE USE AND CLEAN UP

     Contractor shall keep work area contained to one area if possible, and shall not leave a scattered or messy job site at any time. A dedicated area shall be used for material staging and trash accumulation. Owner shall make sure area remains off-limits to site personnel and guests. At the completion of operation, and the end of each day, the project area shall be left "broom clean", wet-mopped or vacuumed thoroughly, as applicable to area of operation; and the area restored as close to pre-construction as possible. Contractor shall not be responsible for landscaping repair and/or restoration.

GENERAL

     Unless otherwise stated, all equipment, materials and components shall be the standard type and style for normal construction of type stated; and of standard grade and quality of the most available and readily made standard in the area for the intended scope. All special requirements or deviations from standard items must be specifically stated. Image Builders reserves the right to substitute and specify all equipment and materials unless otherwise specifically stated.

FINAL INSPECTION LIST

     Upon completion customer shall be given a "final inspection list" and have the opportunity to walk the project with an Image Builder's representative. At this time customer may note anything noticed which did not turn out exactly the way expected. These notations will be given immediate attention and resolved to customer's satisfaction.

GENERAL PRICING
SCHEDULE (GPS 400)

DESIGN & ENGINEERING SERVICES

Rates apply when specific duties encompass total job scope. These services may be performed in part or total at no charge when incorporated into a design build agreement or as a condition to a mutually committed relationship.

Industrial Engineer$75.00 p/hr
Architect$65.00 p/hr
Construction Detailer $35.00 p/hr
Draftsman$25.00 p/hr
Processing/Blueprinting $20.00 p/hr

CONTRACT SERVICES

All service related work to include Outsource, Modified Outsource or Service.

This rate is inclusive of most major equipment and tools normally listed as rented equipment (list available).

Inclusive of trucks, equipment and material pick-up and delivery as prudent or desirable to job scope and timeliness.$55.00 p/hr

SPECIAL ASSIGNMENT

To include agreements by contract or for work scope as found to be sufficient to warrant continued and consistent activity.Rates may vary as dictated by required level of personnel, size and scope of work.

Image Master Technician (IMT)$65.00 p/hr Leadman$59.00 p/hr Journeyman $55.00 p/hr Support Personnel$45.00 p/hr PlumberLead rate ElectricianLead rate Air ConditioningLead rate Other tradesLead rate Special Event Support (Labor)$39.00 p/hr (As low as)$30.00 p/hr

Note:  Overhead   and   profit  on   labor   is   included  in  rate  structure.
Mechanical trades may be charged at IMT rate if provided individually. All Image crews are capable of working fully independent and unsupervised.

MOVING

Furniture and personnel moves inclusive of drivers, computer carts, furniture pads, packing material, desk movers and forklifts .

Equipment moves to include forklifts to 5 ton, drivers, rigging and trucking including:

Truck / Equipment with Drivers$59.00 p/hr
Trained Support Personnel$55-$49 p/hr

Low Complexity Support $39.00 p/hr
Special Event Support$35.00 p/hr
(As low as)$30.00 p/hr

Drivers / Operators$59.00 p/hr
Skilled Movers / Rigger$55-$49 p/hr
Trained Support$39.00 p/hr

MATERIAL

All material will be billed at invoice cost plus standard margin as shown on provided proposal to originate work or as may be mutually determined and agreed to upon the establishment of a committed relationship or individual job scope demanding such a requirement.

GENERAL

Majority of equipment as required to include but not be limited to: trucks, lifts, earthmoving, sawcutting, welding, etc, (full list available), for the job function is included at no additional cost unless such function dictates the major portion of job scope. Individual quotes for large equipment functions are available on an as needed basis.

No charge is incurred for purchasing, office, bookkeeping, estimates, light engineering or preliminary design to include drafting or CAD work on most projects.

Image Builders service is available 24 hours a day, should any emergency arise. Our entire staff is radio equipped to insure you instant communication.

Image Builders response is to work all service orders normally within 24 hours (or faster) as required. Image Builders works all projects to the fullest of our ability regardless of hour or day to include evenings and weekends.

No premium pay is ever charged for this service.

This schedule reflects Image Builders Consortium, Inc. and Image Builders, Inc. commonly accepted trade pricing. Special event or occurrences may dictate deviations from the above pricing schedule. Image Builders maintains the right to amend, modify or alter at its discretion the rates as published. Rates published do not guarantee pricing but are to be considered as a general representation of standard policy.

This schedule published on December 27, 1996 and shall be updated upon any significant pricing or policy change. Call (800) 445-8220 to confirm validity and status.